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CUSIP NO. 972649                         13D                   Page 6 of 8 Pages

                                                                       EXHIBIT 1






                                   January 17, 1999




Bruce G. Baker
President and Chief Executive Officer
Agri-Nutrition Group Limited
Riverport Executive Center II
12801 Riverport Drive, Suite 111
Maryland Heights, Missouri 63043

Dear Mr. Baker:

          Interlab S.A.S., a French corporation ("Parent"), has been advised that as of the date of this letter it may be deemed to be an "affiliate" of Agri-Nutrition Group Limited ("AGNU" or the "Surviving Corporation"), a Delaware corporation (the "Company"), as the term "affiliate" is defined for purposes of paragraphs (c) and (d) of Rule 145 of the rules and regulations (the "Rules and Regulations") of the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"). Pursuant to the terms of the Agreement and Plan of Merger, dated as of October 16, 1998 (as amended from time to time, the "Merger Agreement"), by and among AGNU, Virbac S.A., a French corporation ("VBSA"), Virbac, Inc., a Delaware corporation ("Virbac"), and Parent, Virbac will be merged with and into AGNU (the "Merger"). Capitalized terms not otherwise defined herein have the meanings assigned thereto in the Merger Agreement.

          As a result of the Merger, Parent may receive shares of Common Stock, par value $0.01 per share, of AGNU (the "Merger Shares") in exchange for shares of common stock of Virbac owned by Parent and cash to be contributed to Virbac immediately prior to the Merger.

          Parent represents, warrants and covenants to AGNU, that, during the Contingent Period, with respect to all Merger Shares received by it as a result of the Merger:

     1. Parent will not make any sale, transfer or other disposition of the Merger Shares in violation of the Act, the Rules and Regulations or this letter agreement (the "Agreement").

     2. Parent has carefully reviewed this Agreement and the Merger Agreement and discussed the requirements of such documents and other applicable limitations upon its ability to sell, transfer or otherwise dispose of the Merger Shares to the extent it deemed necessary with its counsel or counsel for the Surviving Corporation.

     3. Parent has been advised that the issuance of the Merger Shares to it pursuant to the Merger has not been registered with the Commission under the Act. Thus, Parent may not sell, transfer or otherwise dispose of the Merger Shares unless (i) such sale, transfer or other disposition has been registered under the Act, (ii) such sale, transfer or other disposition is made in conformity with Rule 145 promulgated by the Commission under the Act, or (iii) in the

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CUSIP NO. 972649                         13D                   Page 7 of 8 Pages


opinion of counsel reasonably acceptable to the Surviving Corporation, or pursuant to a "no-action" letter obtained by Parent from the staff of the Commission, such sale, transfer or other disposition is otherwise exempt from registration under the Act.

     4. Parent understands and agrees that the Surviving Corporation is under no obligation to register the sale, transfer or other disposition of the Merger Shares by Parent or on its behalf under the Act except pursuant to Article IX of the Merger Agreement. Parent further understands that the Merger Shares shall bear the following legend:

     "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND WERE RECEIVED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES HAVE BEEN ACQUIRED BY THE HOLDER NOT WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF WITHIN THE MEANING OF THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD PLEDGED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR IN ACCORDANCE WITH AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933."

     5. Parent further understands that stop transfer instructions will be given to the Surviving Corporation's transfer agent with respect to the Merger Shares and that there will be placed on the certificates for the Merger Shares, or any substitutions therefor, a legend stating in substance:

     "THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES REPRESENTED BY THIS CERTIFICATE MAY ONLY BE TRANSFERRED IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT, DATED JANUARY 17, 1999, BETWEEN THE HOLDER HEREOF AND AGRI-NUTRITION GROUP LIMITED, PREDECESSOR TO VIRBAC CORPORATION, A COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICES OF VIRBAC CORPORATION."

     6. Parent understands and agrees that the legend and the stop order referred to in paragraphs 4 and 5, respectively, above will be removed by delivery of substitute certificates without such legend or stop order if such legend or stop order is not required for purposes of the Act or this Agreement. It is understood and agreed that such legend and the stop order will be removed if (i) one year has elapsed from the date that Parent acquires the Merger Shares and the Merger Shares are sold by Parent in accordance with the provisions of paragraphs (c), (e), (f) and (g) of Rule 144, PROVIDED, HOWEVER, that, prior to the second anniversary of the Closing Date of the Merger ("Second Anniversary"), the maximum amount Parent may sell in all transactions entered into prior to the Second Anniversary shall equal the product of (a) the total outstanding shares of AGNU Common Stock as of the closing of the Stock Repurchase pursuant to
Section 8.1 of the Merger Agreement and the issuance of additional shares to Parent, if any, pursuant to Section 2.2(a) of the Merger Agreement and (b) .09;
(ii) the Merger Shares are sold in private transactions in accordance with an exemption from the registration requirements of the Act on condition that the transferees in such transactions agree in writing not to (A) resell such shares prior to the Second Anniversary and (B) tender such shares in the event the Surviving Corporation makes the Stock Repurchase offer pursuant to Section 8.1 of the Merger Agreement; (iii) one year has elapsed from the date it acquires the Merger Shares and the provisions of Rule 145(d)(2) are then available to the Parent; and (iv) two years have elapsed from the date that Parent acquires the Merger Shares and the provisions of Rule 145(d)(3) are then available to it.

     7. Parent undertakes that any purchases of AGNU Common Stock will be effected in accordance with the requirements of Rule 10b-18 of the Rules and Regulations of the

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CUSIP NO. 972649                         13D                   Page 8 of 8 Pages


Commission under the Exchange Act of 1934, as amended, as applicable.

                                       INTERLAB S.A.S.


                                       By: /s/ Pascal Boissy
                                          -------------------------------
                                       Name:  Pascal Boissy
                                       Title: President